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                               BY-LAW NUMBER 2 OF
                            LMS MEDICAL SYSTEMS INC.

                   A BY-LAW TO CHANGE THE QUORUM REQUIREMENTS
                         OF THE MEETINGS OF SHAREHOLDERS


     BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of LMS Medical Systems Inc. (the "Company") as follows:

1.   Section 3.2 of By-Law Number 1 of the Company is repealed.

2. A quorum at meetings of shareholders consists of two or more shareholders present in person or by proxy and authorized to cast in the aggregate not less than 2% of the total number of votes attaching to all shares carrying the right to vote at that meeting.

3. The repeal of section 3.2 of By-Law Number 1 shall not in any way affect the validity of any act done or right, privilege, obligation or liability acquired or incurred thereunder prior to this repeal.

     MADE by the board on the 15th day of June, 2004.


                                       -------------------------------------
                                       Secretary